EXHIBIT 4.1

Name: ________________

SUBSCRIPTION AGREEMENT

     SUBSCRIPTION AGREEMENT (this “Agreement”) made as of the date set forth on the signature page hereof between Bioject Medical Technologies Inc., an Oregon corporation (the “Company”) and the undersigned (the “Subscriber”).

WITNESSETH:

     WHEREAS, the Company is offering in a private placement to accredited investors (the “Offering”) 350,000 shares of its common stock, no par value (the “Common Stock”) at a price equal to $11.00 (the “Closing Price”) (the “Offering Price”). The shares of Common Stock offered hereby are sometimes referred to as the “Securities;” and

     WHEREAS, the Subscriber desires to purchase that number of Securities set forth on the signature page hereof on the terms and conditions hereinafter set forth; and

     WHEREAS, the Company has engaged Leerink Swann & Company (the “Placement Agent”) as placement agent for the Offering on a “best-efforts” basis.

     NOW, THEREFORE, in consideration of the premises and the mutual representations and covenants hereinafter set forth, the parties hereto agree as follows:

I. SUBSCRIPTION FOR SECURITIES AND REPRESENTATIONS BY SUBSCRIBER

     1.1 Subject to the terms and conditions hereinafter set forth, the Subscriber hereby irrevocably subscribes for and agrees to purchase from the Company such Securities as is set forth upon the signature page hereof and the Company agrees to sell such Securities to the Subscriber for said purchase price subject to the Company’s right to sell to the Subscriber such lesser number of Securities as the Company may, in its sole discretion, deem necessary or desirable. The purchase price is payable by wire transfer of immediately available funds or money order made payable to the Company contemporaneously with the execution and delivery of this Agreement by the Subscriber. The funds will be held by the Company until the Closing is confirmed by the Company and Placement Agent. If the Closing does not occur, the funds will be returned to the Subscriber. All wires should be sent to:

U.S. National Bank
Tualatin Branch
7755 S.W. Nyberg Road
P.O. Box 474
Tualatin, OR 97062
Contact: Kara Thompson, Business Banking Officer
Phone: 503-431-6006
Bioject, Inc.       EIN: 93-0881020
General Account
ABA: 123000220
Account #: 1 536 0565 7920

     Certificates for the shares of Common Stock will be delivered by the Company to the Subscriber promptly following the Closing (as herein defined).

     1.2 The Subscriber recognizes that the purchase of Securities involves a high degree of risk in that (i) the Company remains a development stage business with a limited operating history and may require substantial funds in addition to the proceeds of the Offering; (ii) an investment in the Company is highly speculative and only investors who can afford the loss of their entire investment should consider investing in the Company; (iii) the Subscriber may not be able to liquidate its investment; (iv) transferability of the Securities is extremely limited; and (v) in the event of a disposition, the Subscriber could sustain the loss of its entire investment. The Subscriber has carefully reviewed the risk factors set forth on Exhibit A attached hereto.

     1.3 The Subscriber represents that the Subscriber is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended, (the “Act”), as indicated by the responses to the questions contained in Section VII hereof, and that the Subscriber is able to bear the economic risk and illiquidity of an investment in the Securities.

     1.4 The Subscriber hereby acknowledges and represents that (i) the Subscriber has prior investment experience, including investment in non-listed and unregistered securities, or that the Subscriber has employed the services of an investment advisor, attorney and/or accountant to read all of the documents furnished or made available by the Company both to the Subscriber and to all other prospective investors to evaluate the merits and risks of such an investment on the Subscriber’s behalf; (ii) the Subscriber recognizes the highly speculative nature of an investment in the Securities; and (iii) the Subscriber is able to bear the economic risk and illiquidity which the Subscriber assumes by investing in the Securities.

     1.5 The Subscriber (i) hereby acknowledges careful review of Exhibit A attached hereto, and that it has had a reasonable opportunity to review the filings of the Company with the SEC (as herein defined) under the Act or the Exchange Act (herein defined) and exhibits thereto on the SEC’s EDGAR database or otherwise; (ii) hereby represents that the Subscriber has been furnished by the Company during the course of this transaction with all information regarding the Company which the Subscriber has requested or desired to know; (iii) has been afforded the opportunity to ask questions of and receive answers from duly authorized officers or other representatives of the Company concerning the terms and conditions of the Offering; and (iv) has received any additional information which the Subscriber has requested.

     1.6 (a) In making the decision to invest in the Securities, the Subscriber has relied solely upon the information provided by the filings of the Company with the SEC and this Agreement, including Exhibit A attached hereto. To the extent necessary, the Subscriber has retained, at its own expense, and relied upon the advice of appropriate professionals regarding the investment, tax and legal merits and consequences of this Agreement and its purchase of the Securities hereunder. The Subscriber acknowledges and agrees that the Placement Agent has not supplied any information to the Subscriber and that the Subscriber has not relied upon the independent investigation or verification, if any, which may have been undertaken by the Placement Agent.

          (b) The Subscriber represents that (i) the Subscriber was contacted regarding the sale of the Securities by the Placement Agent (or an authorized agent or representative thereof) with whom the Subscriber had a prior substantial pre-existing relationship and (ii) no Securities were offered or sold to it by means of any form of general solicitation or general advertising, and in connection therewith the Subscriber did not (A) receive or review any advertisement, article, notice or other communication published in a newspaper or magazine or similar media or broadcast over television or radio, whether closed circuit or generally available; or (B) attend any seminar, meeting or industry investor conference whose attendees were invited by any general solicitation or general advertising.

     1.7 The Subscriber hereby acknowledges that the Offering has not been reviewed by the United States Securities and Exchange Commission (the “SEC”) because of the Company’s representations that this Offering is intended to be exempt from the registration requirements of Section 5 of the Act pursuant to Sections 3(b), 4(2) and 4(6) thereof and Regulation D promulgated under the Act. The Subscriber agrees that the Subscriber will not sell or otherwise transfer the Securities unless they are registered under the Act or unless an exemption from such registration is available.

     1.8 The Subscriber understands that none of the Securities have been registered under the Act by reason of a claimed exemption under the provisions of the Act which depends, in part, upon the Subscriber’s investment intention. In this connection, the Subscriber hereby represents that the Subscriber is purchasing the Securities for the Subscriber’s own account for investment and not with a view toward the resale or distribution thereof to others. The Subscriber, if an entity, was not formed for the purpose of purchasing the Securities. The Subscriber understands that Rule 144 promulgated under the Act requires, among other conditions, a one-year holding period prior to the resale (in limited amounts) of securities acquired in a non-public offering without having to satisfy the registration requirements under the Act.

     1.9 The Subscriber understands and hereby acknowledges that the Company is under no obligation to register the Securities under the Act or any state securities or “blue sky” laws other than as set forth in Section V. The Subscriber consents that the Company may, if it desires, permit the transfer of the Securities out of the Subscriber’s name only when the Subscriber’s request for transfer is accompanied by an opinion of counsel reasonably satisfactory to the Company that neither the sale nor the proposed transfer results in a violation of the Act or any applicable state “blue sky” laws (collectively, “Securities Laws”).

     1.10 The Subscriber consents to the placement of a legend on any certificate or other document evidencing the Securities indicating that such Securities have not been registered under the Act or any state securities or “blue sky” laws and setting forth or referring to the restrictions on transferability and sale thereof contained in this Agreement. The Subscriber is aware that the Company will make a notation in its appropriate records and issue “stop transfer”

instructions to its transfer agent with respect to the restrictions on the transferability of such Securities.

     1.11 The Subscriber understands that the Company will review this Agreement and, if such Subscriber is an individual, hereby gives authority to the Company to call Subscriber’s bank or place of employment (in a call in which the Placement Agent participates) or otherwise review the financial standing of the Subscriber; and it is further agreed that upon their mutual agreement the Placement Agent and the Company reserve the unrestricted right, without further documentation or agreement on the part of the Subscriber, to reject or limit any subscription, to accept subscriptions for Securities and to close the Offering to the Subscriber at any time.

     1.12 The Subscriber hereby represents that the address of the Subscriber furnished by the Subscriber on the signature page hereof is the Subscriber’s principal residence if the Subscriber is an individual or its principal business address if it is a corporation or other entity.

     1.13 The Subscriber represents that the Subscriber has full power and authority (corporate, statutory and otherwise) to execute and deliver this Agreement and to purchase the Securities subscribed for hereby. This Agreement constitutes the legal, valid and binding obligation of the Subscriber, enforceable against the Subscriber in accordance with its terms.

     1.14 If the Subscriber is a corporation, partnership, limited liability company, trust, employee benefit plan, individual retirement account, Keogh Plan, or other entity, then (a) it is authorized and qualified to become an investor in the Company and the person signing this Agreement on behalf of such entity has been duly authorized by such entity to do so, (b) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and (c) the investment made herein is in accordance with the investment objectives and risk tolerance of this subscribing entity.

     1.15 The Subscriber acknowledges that if he or she is a registered representative of a National Association of Securities Dealers, Inc. (“NASD”) member firm, he or she must give such firm the notice required by the NASD’s Rules of Fair Practice, receipt of which must be acknowledged by such firm in Section 7.4 below.

     1.16 The Subscriber represents and warrants that it has not engaged, consented to nor authorized any broker, finder or intermediary to act on its behalf, directly or indirectly, as a broker, finder or intermediary in connection with the transactions contemplated by this Agreement. The Subscriber shall indemnify and hold harmless the Company from and against all fees, commissions or other payments owing to any such person or firm acting on behalf of such Subscriber hereunder.

     1.17 The Subscriber acknowledges that (a) the Company has engaged, consented to and authorized the Placement Agent in connection with the transactions contemplated by this Agreement, (b) the Company shall pay the Placement Agent a commission and reimburse the Placement Agent’s expenses in accordance with the Placement Agency

Agreement (as defined in Section 5.1(c) below), and the Company shall indemnify and hold harmless the Subscriber from and against all fees, commissions or other payments owing by the Company to the Placement Agent or any other person or firm acting on behalf of the Company hereunder and (c) registered representatives of the Placement Agent and/or its designees (including, without limitation, registered representatives of the Placement Agent and/or its designees who participate in the Offering and sale of the securities sold in the Offering) will be paid a portion of the commissions paid to the Placement Agent including a portion of the Placement Warrants (as defined in Section 5.1(c) below).

     1.18 The Subscriber, whose name appears on the signature line below, shall be the beneficial owner of the Securities for which such Subscriber subscribes.

     1.19 The Subscriber agrees that from the time the Subscriber first received this Agreement until a point in time equal to the earlier of (i) the date that the Registration Statement (as defined in Section 5.2(a)) is declared effective by the SEC or (ii) four months from the date of the Agreement, the Subscriber has not and shall not, directly or indirectly, through related parties, affiliates or otherwise, (A) sell “short” or “short against the box” (as those terms are generally understood) any equity security of the Company or (B) otherwise engage in any transaction that involves hedging of the Subscriber’s position in any equity security of the Company.

II. REPRESENTATIONS BY THE COMPANY

     The Company hereby represents and warrants to the Subscriber that:

     2.1 Organization and Qualification. The Company is a corporation duly organized and validly existing under the laws of the State of Oregon and has full corporate power and lawful authority to conduct its business as described in its SEC filings. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business conducted or as proposed to be conducted in its SEC filings, by it or the properties owned, leased or operated by it, makes such qualification or licensing necessary and where the failure to be so qualified or licensed would have a material adverse effect upon the business, prospects or financial condition of the Company.

     2.2 Capitalization and Voting Rights. The authorized, issued and outstanding capital stock of the Company is as set forth in its SEC filings; all issued and outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable. Except as set forth in the Company’s SEC filings, there are no outstanding options, warrants, agreements, commitments, convertible securities, preemptive rights or other rights to subscribe for or to purchase any shares of capital stock of the Company nor are there any agreements, promises or commitments to issue any of the foregoing, or discussions concerning same. Except as set forth in the Company’s SEC filings, in this Agreement and as otherwise required by law, there are no restrictions upon the voting or transfer of the Securities pursuant to the Company’s Articles of Incorporation, as amended, (the “Articles of Incorporation”), By-laws or other governing documents or any agreement or other instruments to which the Company is a party or by which the Company is bound.

     2.3 Authorization; Enforceability. The Company has all corporate right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. All corporate action on the part of the Company, its directors and stockholders necessary for the authorization, execution, delivery and performance of this Agreement by the Company, the authorization, sale, issuance and delivery of the Securities and the performance of the Company’s obligations hereunder has been taken. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, and to limitations of public policy. The Securities have been duly and validly authorized and, upon the issuance and delivery thereof and payment therefor as contemplated by this Agreement, will be free and clear of liens, duly and validly authorized and issued, fully paid and nonassessable. The issuance and sale of the Securities contemplated hereby will not give rise to any preemptive rights or rights of first refusal on behalf of any person.

     2.4 No Conflict; Governmental Consents.

          (a) The execution and delivery by the Company of this Agreement, the consummation of the transactions contemplated hereby and the offer and sale of the Securities will not result in the violation of any law, statute, rule, regulation, order, writ, injunction, judgment or decree of any court or governmental authority to or by which the Company is bound, or of any provision of the Articles of Incorporation or By-laws of the Company, and will not conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute (with due notice or lapse of time or both) a default under, any lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which any of its properties or assets is subject, nor result in the creation or imposition of any lien upon any of the properties or assets of the Company.

          (b) No consent, waiver, approval, authorization or other order of any governmental authority or other third-party is required to be obtained by the Company in connection with the authorization, execution and delivery of this Agreement or with the authorization, issuance and sale of the Securities, except such filings as may be required to be made, and which shall have been made at or prior to the required time (except with respect to the Notification Form: Listing of Additional Shares with The Nasdaq Stock Market, Inc. (“Nasdaq”) which will be filed prior to closing), with the SEC, the NASD and the Nasdaq, and with any state or foreign blue sky or securities regulatory authority.

     2.5 Licenses. The Company has all licenses, permits and other governmental authorizations currently required for the conduct of its business or ownership of properties and is in all material respects complying therewith, except for any licenses, permits or other governmental authorizations which would not materially adversely affect the business, property, financial condition, results of operations or prospects of the Company.

     2.6 Litigation. The Company knows of no pending or threatened legal or governmental proceedings against the Company which could materially adversely affect the business, property, financial condition, results of operations or prospects of the Company.

     2.7 Accuracy of Reports. All reports required to be filed by the Company within the three years prior to the date of this Agreement under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), have been duly and timely filed with the SEC, complied at the time of filing in all material respects with the requirements of their respective forms and, were complete and correct in all material respects as of the dates at which the information was furnished, and contained (as of such dates) no untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

     2.8 Investment Company. The Company is not an “investment company” within the meaning of such term under the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder.

     2.9 Listing. The Company will file a Notification Form: Listing of Additional Shares with the Nasdaq SmallCap Market and hereby represents and warrants to the Placement Agent and the Subscriber that it will take any other necessary action in accordance with the rules of the Nasdaq SmallCap Market to enable the Securities (and the Common Stock issuable upon exercise of the Placement Warrants as defined in Section 5.1 (c)) to trade on the Nasdaq SmallCap Market.

     2.10 No Material Adverse Change. Since the filing of the Company’s most recent Quarterly Report on Form 10-Q, (i) there has not been any material adverse change (financial or otherwise) in the assets, properties, financial condition, operating results or business of the Company, and (ii) there has been no event or condition of any character that might have a material adverse effect (financial or otherwise) in the assets, properties, financial condition, operating results or business of the Company.

     2.11 Financial Statements. The financial statements included in the Company’s most recent Annual Report on Form 10-K, as amended, for the fiscal year ended March 31, 2001 and all other reports filed by the Company pursuant to the Exchange Act since the filing of such Annual Report on Form 10-K, as amended, and prior to the date hereof (collectively, the “SEC Filings”) present fairly and accurately in all material respects the financial position of the Company as of the dates shown and its results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis. Except as set forth in the financial statements of the Company included in the SEC Filings filed prior to the date hereof, to the best of the Company’s knowledge, the Company has no liabilities, contingent or otherwise, except those which individually or in the aggregate are not material to the financial condition or operating results of the Company.

     2.12 Compliance with Laws. Neither the Company nor, to the Company’s knowledge, any Person acting on its behalf has conducted any general solicitation or general advertising (as those terms are used in Regulation D of the Act) in connection with the offer or sale of the Securities. Neither the Company nor any of its Affiliates, nor, to the Company’s knowledge, any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would adversely affect reliance by the Company on Section 4(2) of the Act for the exemption from registration for the transactions contemplated hereby or would require registration of the Securities under the Act. The Company is in compliance with all applicable Nasdaq continued listing requirements. There are no proceedings pending or to the Company’s knowledge threatened against the Company relating to the continued listing of the Company’s Common Stock on the Nasdaq SmallCap Market and the Company has not received any notice of, nor to the knowledge of the Company is there any basis for, the delisting of the Common Stock from the Nasdaq SmallCap Market.

III. TERMS OF SUBSCRIPTION

     3.1 The Offering is for 350,000 shares of Common Stock. The Securities are offered on a “best efforts” basis.

     3.2 Upon the mutual consent of the Company and the Placement Agent, this Offering may close (the “Closing”) prior to the sale of all 350,000 shares of Common Stock and there is no assurance that all 350,000 shares of Common Stock will be sold. The Closing shall occur no later than December 31, 2001, subject to change at the discretion of the Company and the Placement Agent (the “Closing Date”). The purchase price is payable by personal or business check, wire transfer of immediately available funds or money order made payable as provided in Section 1.1.

     3.3 The Subscriber hereby authorizes and directs the Company to deliver the Securities to be issued to the Subscriber pursuant to this Agreement directly to the Subscriber’s account maintained by the Placement Agent or, if no such account exists, to the residential or business address indicated on the signature page hereto.

     3.4 The Subscriber hereby authorizes and directs the Company to return any funds related to unaccepted subscriptions to the same account from which the funds were drawn, including any customer account maintained with the Placement Agent.

IV. CONDITIONS TO OBLIGATIONS OF THE SUBSCRIBERS AND THE COMPANY

     4.1 The Subscribers’ obligation to purchase the Securities at the Closing is subject to the fulfillment on or prior to the Closing Date of the following conditions, which conditions may be waived at the option of each Subscriber to the extent permitted by law:

          (a) Representations and Warranties. The representations and warranties made by the Company in Section II hereof shall be true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date with the same force and effect as if they had been made on and as of said date.

          (b) Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by the Company on or prior to such purchase shall have been performed or complied with in all material respects.

          (c) No Legal Order Pending. There shall not then be in effect any legal or other order enjoining or restraining the transactions contemplated by this Agreement.

          (d) No Law Prohibiting or Restricting Such Sale. There shall not be in effect any law, rule or regulation prohibiting or restricting such sale or requiring any consent or approval of any person to issue the Securities which consent or approval shall not have been obtained (except as may otherwise be provided in this Agreement).

          (e) Legal Opinion. Upon the Closing, counsel to the Company shall have delivered to the Placement Agent for the benefit of the Subscribers a legal opinion with respect to such legal matters relating to this Agreement as the Placement Agent may reasonably require.

     4.2 The Company’s obligation to sell the Securities at the Closing is subject to the fulfillment on or prior to the Closing Date of the following conditions, which conditions may be waived at the option of the Company to the extent permitted by law:

          (a) Acknowledgements, Representations and Warranties. The acknowledgements, representations and warranties made by the Subscriber in Section I hereof shall be true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date with the same force and effect as if they had been made on and as of said date. If any such representations, warranties or acknowledgements shall not be true and accurate in any respect prior to the Closing, the undersigned shall give immediate written notice of such fact to the Company, to the Placement Agent, and to his representatives, if any, specifying which representations, warranties or acknowledgements are not true and accurate and the reason therefor.

          (b) Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by the Subscriber on or prior to such purchase shall have been performed or complied with in all material respects.

          (c) No Legal Order Pending. There shall not then be in effect any legal or other order enjoining or restraining the transactions contemplated by this Agreement.

          (d) No Law Prohibiting or Restricting Such Sale. There shall not be in effect any law, rule or regulation prohibiting or restricting such sale or requiring any consent or approval of any person to issue the Securities which consent or approval shall not have been obtained (except as may otherwise be provided in this Agreement).

V. REGISTRATION RIGHTS

     5.1 As used in this Agreement, the following terms shall have the following meanings:

          (a) “Affiliate” shall mean, with respect to any Person (as defined below), any other Person controlling, controlled by, or under direct or indirect common control with, such Person (for the purposes of this definition “control,” when used with respect to any specified Person, shall mean the power to direct the management and policies of such person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing).

          (b) “Business Day” shall mean a day, Monday through Friday, on which banks are generally open for business in each of New York, New York; Boston, Massachusetts; and Portland, Oregon.

          (c) “Holders” shall mean the Subscriber and any person holding Registrable Securities as defined below (including the Registrable Securities underlying the warrants to be issued to the Placement Agent (the “Placement Warrants”) to be granted to the Placement Agent and/or their designees pursuant to the engagement letter between the Company and the Placement Agent dated October 23, 2001, (the “Placement Agency Agreement”)), a holder of the Placement Warrants, or any person to whom the rights under Section V have been transferred in accordance with Section 5.10 hereof, and who, if known by the Company, shall be specifically named by the Company as selling stockholders in the Registration Statement (as defined below).

          (d) “Person” shall mean any person, individual, corporation, limited liability company, partnership, trust or other nongovernmental entity or any governmental agency, court, authority or other body (whether foreign, federal, state, local or otherwise).

          (e) The terms “register,” “registered” and “registration” refer to the registration effected by preparing and filing with the SEC a registration statement in compliance with the Act, and the declaration or ordering by the SEC of the effectiveness of such registration statement.

          (f) “Registrable Securities” shall mean (i) the Common Stock, and (ii) shares of Common Stock issuable upon the exercise of the Placement Warrants; provided, however, that securities shall only be treated as Registrable Securities if and only for so long as they (A) have not been disposed of pursuant to a registration statement declared effective by the SEC, (B) have not been sold in a transaction exempt from the registration and prospectus delivery requirements of the Act so that all transfer restrictions and restrictive legends with respect thereto are removed upon the consummation of such sale, and (C) are held by a Holder or a permitted transferee pursuant to Section 5.10.

          (g) “Registration Expenses” shall mean all expenses incurred by the Company in complying with Section 5.2 hereof, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and expenses of counsel for the Company, blue sky fees and expenses and the expense of any special audits incident to, or required by, any such registration (but excluding the aggregate fees of legal counsel for all Holders).

          (h) “Registration Statement” shall have the meaning ascribed to such term in Section 5.2 (a).

          (i) “Registration Period” shall have the meaning ascribed to such term in Section 5.4 (a).

          (j) “Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities and the aggregate fees and expenses of legal counsel for all Holders.

     5.2 (a) The Company shall, as soon as practicable, but not later than thirty (30) business days after the Closing Date (the “Filing Date”), (i) use its best efforts to file with the SEC a registration statement on Form S-3 (or if not eligible for such form, on such other form on which the Company is eligible) (the “Registration Statement”) with respect to the resale of the Registerable Securities and use its best efforts to have such Registration Statement declared effective by the SEC as soon thereafter as is practical and (ii) cause such Registration Statement to remain effective for the Registration Period.

          (b) If the Registration Statement is not filed on or prior to the Filing Date, then for each successive thirty (30) day period beyond the Filing Date, the Company shall pay to each Subscriber, in cash, as liquidated damages and not as a penalty, one percent (1%) of the aggregate purchase price previously paid by such Subscriber for Securities (or a pro rata amount for any periods less than thirty (30) days) until such time as the filing is made; provided, however, such Subscriber shall not be entitled to such cash payment if and to the extent that such delays are the result of the failure of such Subscriber to provide the Company with written information necessary to complete the Registration Statement by the Filing Date.

     5.3 All Registration Expenses incurred in connection with any registration, qualification, exemption or compliance pursuant to Section 5.2 shall be borne by the Company. All Selling Expenses relating to the sale of securities registered by or on behalf of Holders shall be borne by such Holders pro rata on the basis of the number of securities so registered.

     5.4 In the case of the registration, qualification, exemption or compliance effected by the Company pursuant to this Agreement, the Company shall, upon reasonable request, inform each Holder as to the status of such registration, qualification, exemption and compliance. At its expense the Company shall:

          (a) use its best efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which the Holders reasonably request the

Company to obtain, continuously effective as to all Registrable Securities until the Holders have completed the distribution described in the registration statement relating thereto. The period of time during which the Company is required hereunder to keep the Registration Statement effective is referred to herein as “the Registration Period.” Notwithstanding the foregoing, at the Company’s election, the Company may cease to keep such registration, qualification, exemption or compliance effective with respect to any Registrable Securities, and the registration rights of a Holder with respect to such Registrable Securities shall expire, at such time as the Holder may sell all Registrable Securities then held by such Holder under Rule 144 under the Act in a three-month period, but this sentence shall not relieve the Company of any obligation to comply with this Section V as to any shares of Common Stock issuable upon exercise of the Placement Warrants;

          (b) advise the Holders (or in the case of (ii) below, to advise the Placement Agent):

               (i) when the Registration Statement or any amendment thereto has been filed with the SEC and when the Registration Statement or any post-effective amendment thereto has become effective;

               (ii) of any request by the SEC for amendments or supplements to the Registration Statement or the prospectus included therein or for additional information;

               (iii) of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for such purpose;

               (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

               (v) subject to the limitations set forth in Section 5.7(b)(ii) hereof, of the happening of any event that requires the making of any changes in the Registration Statement or the prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of the prospectus, in the light of the circumstances under which they were made) not misleading;

          (c) make every reasonable effort to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement at the earliest possible time;

          (d) furnish to each Holder, without charge, at least one copy of such Registration Statement and any post-effective amendment or supplement thereto, including financial statements and schedules, and, if the Holder so requests in writing, all exhibits (excluding those incorporated by reference) in the form filed with the SEC;

          (e) during the Registration Period, deliver to each Holder, without charge, a reasonable number of copies of the prospectus included in such Registration Statement and any amendment or supplement thereto as such Holder may reasonably request; and the Company consents to the use, consistent with the provisions hereof, of the prospectus and any amendment or supplement thereto by each of the selling Holders of Registrable Securities in connection with the offering and sale of the Registrable Securities covered by the prospectus and any amendment or supplement thereto;

          (f) during the Registration Period, deliver to each Holder, without charge, (i) as soon as practicable (but in the case of the annual report of the Company to its stockholders, within 120 days after the end of each fiscal year of the Company) one copy of: (A) its annual report to its stockholders, if any (which annual report shall contain financial statements audited in accordance with generally accepted accounting principles in the United States of America by a firm of certified public accountants of recognized standing); (B) if not included in substance in its annual report to stockholders, its annual report on Form 10-K (or similar form); (C) a copy of the full Registration Statement (excluding exhibits); (ii) upon reasonable request, all exhibits excluded by the parenthetical to the immediately preceding clause (C); and (iii) such other documents as may be reasonably requested.

          (g) prior to any public offering of Registrable Securities pursuant to the Registration Statement, register or qualify or obtain an exemption for the offer and sale under the securities or blue sky laws of such jurisdictions as any such Holders reasonably request in writing, provided that the Company shall not for any such purpose be required to qualify generally to transact business as a foreign corporation in any jurisdiction where it is not so qualified or to consent to general service of process in any such jurisdiction, and do any and all other acts or things reasonably necessary or advisable to enable the offer and sale in such jurisdictions of the Registrable Securities covered by the Registration Statement;

          (h) cooperate with the Holders to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold pursuant to the Registration Statement free of any restrictive legends to the extent not required at such time and in such denominations and registered in such names as Holders may request at least five (5) business days prior to sales of Registrable Securities pursuant to the Registration Statement;

          (i) upon the occurrence of any event contemplated by Section 5.4(b)(v) above, the Company shall promptly prepare a post-effective amendment to the Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, the prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and

          (j) use its best efforts to comply with all applicable rules and regulations of the SEC, and make generally available to the Holders not later than 45 days (or 90 days if the fiscal quarter is the fourth fiscal quarter) after the end of its fiscal quarter in which the first anniversary date of the effective date of the Registration Statement occurs, an earnings statement satisfying the provisions of Section 11(a) of the Act.

     5.5 The Holders shall have no right to take any action to restrain, enjoin or otherwise delay any registration pursuant to Section 5.2 hereof as a result of any controversy that may arise with respect to the interpretation or implementation of this Agreement.

     5.6 (a) To the extent permitted by law, the Company shall indemnify each Holder, each underwriter of the Registrable Securities and each person controlling such Holder and each such underwriter within the meaning of Section 15 of the Act, with respect to which any registration, qualification or compliance has been sought pursuant to this Agreement, against all claims, losses, expenses, costs, damages and liabilities (or action in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened (subject to Section 5.6(c) below), arising out of or based on (i) any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus or offering circular, or any amendment or supplement thereof, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made, or (ii) any violation or alleged violation by the Company of the Act, the Exchange Act, or any rule or regulation promulgated under the Act or the Exchange Act, and shall reimburse each Holder, each underwriter of the Registrable Securities and each person controlling such Holder and each such underwriter, for reasonable legal and other expenses, in connection with investigating or defending any such claim, loss, damage, liability or action as and when incurred; provided that the Company shall not be liable in any such case to the extent that any untrue statement or omission or allegation thereof is made in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Holder or underwriter and stated to be specifically for use in preparation of such registration statement, prospectus or offering circular; provided that the Company shall not be liable in any such case where the claim, loss, damage or liability arises out of or is related to the failure of the Holder to comply with the covenants and agreements contained in Section 5.7 hereof, and except that the foregoing indemnity agreement is subject to the condition that, insofar as it relates to any such untrue statement or alleged untrue statement or omission or alleged omission made in the preliminary prospectus but eliminated or remedied in the amended prospectus on file with the SEC at the time the registration statement becomes effective or in the amended prospectus filed with the SEC pursuant to Rule 424(b) of the Act or in the prospectus subject to completion under Rule 434 of the Act, which together meet the requirements of Section 10(a) of the Act (the “Final Prospectus”), such indemnity agreement shall not inure to the benefit of any such Holder, any such underwriter or any such controlling person, if a copy of the Final Prospectus furnished by the Company to the Holder for delivery was not furnished to the person or entity asserting the loss, liability, claim or damage at or prior to the time such furnishing is required by the Act and the Final Prospectus would have cured the defect giving rise to such loss, liability, claim or damage. Notwithstanding any provision herein to the contrary, the Company shall reimburse each Holder, upon such Holder’s demand, for all reasonably necessary expenses and costs which are incurred, as and when incurred, by such Holder as a result of the indemnification claims described in this Section 5.6(a). Such demand may be made from time to time prior to resolution of the claim. In no event shall the Company be liable for the expenses and costs of more than one attorney on behalf of the Holders unless in the reasonable judgement of a Holder, based upon written advice of its counsel, a conflict of interest exists between the Holders with respect to such claims, in which case the Company shall reimburse the Holders for additional attorneys.

          (b) Each Holder will severally, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its directors and officers, each underwriter of the Registrable Securities and each person who controls the Company and each underwriter of the Registrable Securities within the meaning of Section 15 of the Act, against all claims, losses, expenses, costs, damages and liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened (subject to Section 5.6(c) below), arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus or offering circular, or any amendment or supplement thereof, incident to any such registration, qualification or compliance or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made, and will reimburse the Company, such directors and officers, each underwriter of the Registrable Securities and each person controlling the Company and each underwriter of the Registrable Securities for reasonable legal and any other expenses or costs reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action as incurred, in each case to the extent, but only to the extent, that such untrue statement or omission or allegation thereof is made in reliance upon, and in conformity with, written information furnished to the Company by or on behalf of the Holder and stated to be specifically for use in preparation of such registration statement, prospectus or offering circular; provided that the indemnity shall not apply to the extent that such claim, loss, damage or liability results from the fact that a current copy of the prospectus or offering circular was not made available to the Holder and such current copy of the prospectus or offering circular would have cured the defect giving rise to such loss, claim, expense, costs, damage or liability. Notwithstanding the foregoing, in no event shall a Holder be liable for any such claims, losses, expenses, costs, damages or liabilities in excess of the proceeds received by such Holder in that offering, except in the event of fraud by such Holder.

          (c) Each party entitled to indemnification under this Section 5.6 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense with its own counsel at such Indemnified Party’s expense unless the named parties to any proceeding covered hereby (including any impleaded parties) include both the Company or any others the Company may designate and one or more Indemnified Persons, and representation of the Indemnified Persons and such other parties by the same counsel would be inappropriate due to actual or potential differing interests between them, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement, unless such failure is materially prejudicial to the Indemnifying Party in defending such claim or litigation. An Indemnifying Party shall not be liable for any settlement of an action or claim effected without its written consent (which consent will not be unreasonably withheld).

          (d) If the indemnification provided for in this Section 5.6 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage, cost or expense referred to therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party thereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, cost or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions which resulted in such loss, liability, claim, damage, cost or expense as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied or which should have been supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

     5.7 (a) Subject to the limitations set forth in Section 5.7(b)(ii) below, upon receipt of any notice from the Company of the happening of any event requiring the preparation of a supplement or amendment to a prospectus relating to Registrable Securities so that, as thereafter delivered to the Holders, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, each Holder shall forthwith discontinue disposition of Registrable Securities pursuant to the registration statement contemplated by Section 5.2 until its receipt of copies of the supplemented or amended prospectus from the Company and, if so directed by the Company, each Holder shall deliver to the Company all copies, other than permanent file copies then in such Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.

          (b) Any Holder which owns five percent (5%) or more (and with respect to 5.7(b)(ii), “any Holder”) of the Company’s outstanding Common Stock shall suspend, upon request of the Company, any disposition of Registrable Securities pursuant to the Registration Statement and prospectus contemplated by Section 5.2 during (i) any period not to exceed one 180-day period within any one 12-month period the Company requires in connection with an underwritten offering of equity securities and (ii) any period, not to exceed two 45-day periods within any twelve month period, when the Company determines in good faith that offers and sales pursuant thereto should not be made by reason of the presence of material undisclosed circumstances or developments with respect to which the disclosure that would be required in such a prospectus is premature, would have an adverse effect on the Company or is otherwise inadvisable.

          (c) As a condition to the inclusion of its Registrable Securities, each Holder shall furnish to the Company such information regarding such Holder, the securities of the Company owned beneficially or of record by such Holder and the distribution proposed by such Holder as the Company may request in writing because it is required in connection with any registration, qualification or compliance referred to in this Section V.

          (d) With respect to any sale of Registrable Securities pursuant to a Registration Statement filed pursuant to this Section V, each Holder hereby covenants with the Company not to make any sale of the Registrable Securities without effectively causing the prospectus delivery requirements under the Act to be satisfied.

          (e) Each Holder acknowledges and agrees that the Registrable Securities sold pursuant to the Registration Statement described in this Section are not transferable on the books of the Company unless the stock certificate submitted to the transfer agent evidencing such Registrable Securities is accompanied by a certificate reasonably satisfactory to the Company to the effect that (i) the Registrable Securities have been sold in accordance with such Registration Statement and (ii) the requirement of delivering a current prospectus has been satisfied.

          (f) Each Holder shall not take any action with respect to any distribution deemed to be made pursuant to such registration statement, which would constitute a violation of Regulation M under the Exchange Act or any other applicable rule, regulation or law.

          (g) At the end of the period during which the Company is obligated to keep the Registration Statement current and effective as described above, the Holders of Registrable Securities included in the Registration Statement and the shares underlying the Placement Warrants shall discontinue sales of shares pursuant to such Registration Statement upon receipt of notice from the Company of its intention to remove from registration the shares covered by such Registration Statement which remain unsold.

     5.8 With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which at any time permit the sale of the Registrable Securities to the public without registration, the Company shall use its reasonable best efforts:

          (a) to make and keep public information available, as those terms are understood and defined in Rule 144 under the Act, at all times;

          (b) to file with the SEC in a timely manner all reports and other documents required of the Company under the Exchange Act; and

          (c) so long as a Holder owns any Registrable Securities, to furnish to such Holder upon any reasonable request a written statement by the Company as to its compliance with Rule 144 under the Act, and of the Exchange Act, and a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company as such Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing a Holder to sell any such securities without registration.

     5.9 With the written consent of the Company and the Holders holding a majority of the Registerable Securities that are then outstanding, any provision of this Section V may be waived (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely) or amended. Upon the effectuation of each such waiver or amendment, the Company shall promptly give written notice thereof to the Holders, if any, who have not previously received notice thereof or consented thereto in writing.

     5.10 The rights and obligations of the Holders under this Section V may not be assigned or transferred to or assumed by any transferee or assignee except (i) to a transferee that acquires at least 20% of such Holder’s Registerable Securities or (ii) to an Affiliate or limited or general partner of a Holder; provided that such transfer was not in violation of this Agreement or the Securities Laws.

VI. MISCELLANEOUS

     6.1 Any notice or other communication given hereunder shall be deemed sufficient in writing and sent by (a) telecopy or facsimile at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received); or (b) registered or certified mail, return receipt requested, or delivered by hand against written receipt therefor, addressed to Bioject Medical Technologies Inc., 7620 S.W. Bridgeport Road, Portland, Oregon 97224, Facsimile: (503) 620-6431, Attention: James C. O’Shea, with a copy to Leerink Swann & Company, 60 State Street, 15th Floor, Boston, Massachusetts 02019, Facsimile (617) 918-4724, Attention: Stuart R. Barich. Notices shall be deemed to have been given or delivered on the date of mailing, except notices of change of address, which shall be deemed to have been given or delivered when received.

     6.2 Except as set forth in Section 5.9, this Agreement shall not be changed, modified or amended except by a writing signed by the parties to be charged, and this Agreement may not be discharged except by performance in accordance with its terms or by a writing signed by the party to be charged.

     6.3 Upon the execution and delivery of this Agreement by the Subscriber, this Agreement shall become a binding obligation of the Subscriber with respect to the purchase of Securities as herein provided, subject to acceptance by the Company and the Placement Agent; subject, however, to the right hereby reserved to the Company to enter into the same agreements with other subscribers and to add and/or delete other persons as subscribers.

     6.4 Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that all the terms and provisions hereof shall be construed in accordance with and governed by the laws of the State of Oregon without regard to principles of conflicts of law.

     6.5 The holding of any provision of this Agreement to be invalid or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Agreement, which shall remain in full force and effect. If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, such provision shall be interpreted so as to remain enforceable to the maximum extent permissible consistent with applicable law and the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provisions shall be deemed dependent upon any other covenant or provision unless so expressed herein.

     6.6 It is agreed that a waiver by either party of a breach of any provision of this Agreement shall not operate, or be construed, as a waiver of any subsequent breach by that same party.

     6.7 The parties agree to execute and deliver all such further documents, agreements and instruments and take such other and further action as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

     6.8 This Agreement may be executed in two or more counterparts each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

     6.9 The Subscriber agrees not to issue any public statement with respect to the Subscriber’s investment or proposed investment in the Company or the terms of any agreement or covenant between them and the Company without the Company’s prior written consent, except such disclosures as may be required under applicable law or under any applicable order, rule or regulation.

     6.10 Nothing in this Agreement shall create or be deemed to create any rights in any person or entity not a party to this Agreement, except for the holders of Registrable Securities.

     6.11 Any pronoun herein shall include all genders and/or the plural or singular as appropriate from the context.

Name: ________________________

VII. CONFIDENTIAL INVESTOR QUESTIONNAIRE

     7.1 The Subscriber represents and warrants that he, she or it comes within one category marked below, and that for any category marked, he, she or it has truthfully set forth, where applicable, the factual basis or reason the Subscriber comes within that category. ALL INFORMATION IN RESPONSE TO THIS SECTION VII WILL BE KEPT STRICTLY CONFIDENTIAL. The undersigned agrees to furnish any additional information which the Company deems necessary in order to verify the answers set forth below.

Category A ___	The undersigned is an individual (not a partnership, corporation, etc.) whose individual net worth, or joint net worth with his or her spouse, presently exceeds $1,000,000.

Explanation. In calculating net worth you may include equity in personal property and real estate, including your principal residence, cash, short-term investments, stock and securities. Equity in personal property and real estate should be based on the fair market value of such property less debt secured by such property.

Category B ___	The undersigned is an individual (not a partnership, corporation, etc.) who had an individual income in excess of $200,000 in each of the two most recent years, or joint income with his or her spouse in excess of $300,000 in each of those years (in each case including foreign income, tax exempt income and full amount of capital gains and losses but excluding any income of other family members and any unrealized capital appreciation) and has a reasonable expectation of reaching the same income level in the current year.

Category C ___	The undersigned is a director or executive officer of the Company.

Category D ___	The undersigned is a bank; a savings and loan association; insurance company; registered investment company; registered business development company; licensed small business investment company or “SBIC”; or employee benefit plan within the meaning of Title 1 of Employee Retirement Income Security Act or “ERISA” and (a) the investment decision is made by a plan fiduciary which is either a bank, savings and loan association, insurance company or registered investment advisor, or (b) the plan has total assets in excess of $5,000,000 or is a self-directed plan with investment decisions made solely by persons that are accredited investors.

(describe entity)

Category E ___	The undersigned is a private business development company as defined in section 202(a)(22) of the Investment Advisors Act of 1940.

(describe entity)

Category F ___	The undersigned is either a corporation, partnership, Massachusetts business trust, or nonprofit organization within the meaning of Section 501(c)(3) of the Internal Revenue Code, in each case not formed for the specific purpose of acquiring the Securities and with total assets in excess of $5,000,000.

(describe entity)

Category G ___	The undersigned is a trust with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the Securities where the purchase is directed by a “sophisticated person” as defined in Regulation 506(b)(2)(ii) under the Act.

Category H ___	The undersigned hereby certifies that it is an accredited investor because all of its equity owners are accredited investors. The Company, in its sole discretion, may request information regarding the basis on which such equity owners are accredited.

Category I ___	The undersigned hereby certifies that it is an accredited investor because it has total assets in excess of $5,000,000 and was not formed for the specific purpose of acquiring the Securities.

Category J ___	The undersigned is not within any of the categories above and is therefore not an accredited investor.

The Company will notify a prospective Subscriber whether such Subscriber is eligible to purchase Securities pursuant to this Agreement (and the Company, in its sole discretion, retains the right to accept or reject all such purchases). The undersigned agrees that it will notify the Company at any time on or prior to the Closing Date in the event that the representations and warranties in this Investor Questionnaire shall cease to be true, accurate and complete.

     7.2 SUITABILITY (please answer each question)

(a)  For an individual Subscriber, please describe your current employment, including the company by which you are employed and its principal business:

(b)  For an individual Subscriber, please describe any college or graduate degrees held by you:

(c)  For all Subscribers, please list types of prior investments:

(d)  For all Subscribers, please state whether you have participated in other private placements before:

YES_______       NO_______

(e)  If your answer to question (d) above was “YES”, please indicate frequency of such prior participation in private placements of:

Biotechnology,
Pharmaceutical and
	Public	Private	Other Life Science
	Companies	Companies	Companies*

Frequently

Occasionally

Never

     *indicate how many companies, whether public or private, are in the biotechnology, pharmaceutical or other life sciences sectors.

(f)  For an individual Subscriber, do you expect your current level of income to significantly decrease in the foreseeable future?

YES_______       NO_______

(g)  For trust, corporate, partnership and other institutional Subscribers, do you expect your total assets to significantly decrease in the foreseeable future?

YES_______       NO_______

(h)  For all Subscribers, do you have any other investments or contingent liabilities which you reasonably anticipate could cause you to need sudden cash requirements in excess of cash readily available to you?

YES_______       NO_______

(i)  For all Subscribers, are you familiar with the risk aspects and the non-liquidity of investments such as the securities for which you seek to subscribe?

YES_______       NO_______

(j)  For all Subscribers, do you understand that there is no guarantee of financial return on this investment and that you run the risk of losing your entire investment?

YES_______       NO_______

     7.3 MANNER IN WHICH TITLE IS TO BE HELD. (circle one)

(a)	Individual Ownership
(b)	Community Property
(c)	Joint Tenant with Right of Survivorship (both parties must sign)
(d)	Partnership*
(e)	Tenants in Common
(f)	Company*
(g)	Trust*
(h)	Other

     *If Securities are being subscribed for by an entity, the attached Certificate of Signatory must also be completed.

     7.4 NASD AFFILIATION.

Are you affiliated or associated with an NASD member firm (please check one)?

YES _________       NO __________

If yes, please describe:**

     **If Subscriber is a Registered Representative with an NASD member firm, have the following acknowledgment signed by the appropriate party:

The undersigned NASD member firm acknowledges receipt of the notice required by Article 3, Sections 28(a) and (b) of the Rules of Fair Practice.

Name of NASD Member Firm

By:
Authorized Officer — Signature

Authorized Officer — Printed Name

Date:	, 2001

     7.5 STOCK OWNERSHIP

Do you beneficially own any shares of the Company’s Common Stock or any securities convertible into or exercisable for shares of the Company’s Common Stock?

YES _________       NO __________

If yes, please describe, including number of shares:

     7.6 COMPANY RELIANCE ON THIS QUESTIONNAIRE

The undersigned is informed of the significance to the Company of the foregoing representations and answers contained in this Section VII and such answers have been provided under the assumption that the Company and its counsel will rely on them.

SIGNATURE PAGE	Date Signed: _____________ , 2001

Number of shares:

Multiplied by Offering Price per share:	x	$

Equals subscription amount:	=	$

Signature	Second Signature (if purchasing jointly)

Printed Name	Printed Second Name

Entity Name	Entity Name

Address	Address

City, State and Zip Code	City, State and Zip Code

Telephone-Business	Telephone — Business

Facsimile-Business	Facsimile — Business

Tax ID # or Social Security #	Tax ID # or Social Security #

Name in which securities should be issued:

Leerink Swann & Company Account Number:

This Subscription Agreement is agreed to and accepted as of ______________ , 2001.

BIOJECT MEDICAL TECHNOLOGIES INC.

By:

Name: James C. O’Shea Title: Chairman and Chief Executive Officer

CERTIFICATE OF SIGNATORY

(To be completed if Securities are being subscribed for by an entity)

     I, _________________________________, am the ___________________________________

of _________________________________________________ (the “Entity”).

     I certify that I am empowered and duly authorized by the Entity to execute and carry out the terms of the Subscription Agreement and to purchase and hold the Securities, and certify further that the Subscription Agreement has been duly and validly executed on behalf of the Entity and constitutes a legal and binding obligation of the Entity.

     IN WITNESS WHEREOF, I have set my hand this ____ day of ____, 2001.

(Signature)

EXHIBIT A – RISK FACTORS

     An investment in the Securities offered hereby is highly speculative in nature, involves a high degree of risk and should not be purchased by persons who cannot afford a loss of their entire investment. Each prospective investor should consider carefully the risks inherent in and affecting both the business of the Company and the value of the Securities and speculative factors including, without limitation, the following risk factors, as well as other information contained in this Agreement and filings of the Company with the SEC before making an investment in the Securities.

     RESTRICTIONS ON TRANSFERABILITY

     The Shares have not been registered under the Securities Act. Although the Company has an agreement to register such securities for resale by investors, there can be no assurance that a registration statement will be declared effective by the SEC. Without an effective registration statement, prior to a transfer the Company may require an opinion of counsel reasonably satisfactory to the Company that neither the sale nor the proposed transfer results in a violation of the Securities Act or any applicable state securities or “blue sky” laws, and a written agreement by any subsequent transferee that such party agrees to be bound by the terms of any agreement that may be entered into between the investors and the Company in connection with the Offering.

     NO PAYMENT OF DIVIDENDS

     The Company has never paid and does not intend to pay any dividends on its Common Stock in the future. The Company intends to retain any earnings to fund operations and future growth.

     NO MINIMUM OFFERING COMMITMENT

     Because the Offering is being made on a “best efforts” basis, rather than a “firm commitment” basis, no assurance can be given that any sales of the Securities will be made or that the Offering proceeds will be sufficient to effectively implement the courses of action identified in the “Use of Proceeds” section.

     FACTORS AFFECTING FUTURE RESULTS OF THE COMPANY

FOR THE PURPOSES OF THE FOLLOWING RISK FACTORS, THE USE OF THE TERMS “WE”, “OUR”, “US” OR WORDS OF SIMILAR EFFECT SHALL REFER TO THE COMPANY.

If our products are not accepted by the market, our business could fail. Our success will depend on market acceptance of our needle-free injection drug delivery systems, the Biojector 2000 system and the Vitajet system and on market acceptance of other products under development. If our products do not achieve market acceptance, our business could fail. Currently, the dominant technology used for intramuscular and subcutaneous injections is the hollow-needle syringe. Use of the Biojector 2000 system for intramuscular and subcutaneous injections eliminates the risk associated with needle syringes; however, the cost per injection is significantly higher. The Biojector 2000, the Iject system, the Vitajet system or any of our products under development may be unable to compete successfully with needle-syringes. A previous needle-free injection system manufactured by us did not achieve market acceptance and is no longer being marketed.

We may be unable to enter into additional strategic corporate licensing and supply agreements or maintain existing agreements, which could cause our business to suffer. A key component of our sales and marketing strategy is to enter into licensing and supply arrangements with leading pharmaceutical and biotechnology companies for whose products our technology provides either increased medical effectiveness or a higher degree of market acceptance. If we cannot enter into these agreements on terms favorable to us or at all, our business may suffer. In January 1995, we entered into an agreement with Hoffman La Roche Pharmaceuticals, whereby the parties anticipated that the product development phase of the agreement would develop into a supply and distribution agreement between us and Roche. In June 1999, Roche advised us that due to a longer and more costly than expected regulatory process to gain clearance to use the B-2020 in conjunction with Roche’s products, Roche had changed its marketing strategy. In making that change in marketing strategy, Roche abandoned its exclusive distribution rights to the B-2020 and did not seek a supply of the B-2020 from us. In July 1998, we entered into an agreement with Merck & Co., whereby the parties anticipated that the initial July 1998 agreement would lead to a long-term licensing and supply agreement between the two companies. In February 1999, Merck & Co. advised us that it would not continue, at that time, to pursue exclusive license to or supply of our products. Both of these agreements resulted in significant short-term revenue. Neither agreement developed into the long-term revenue stream anticipated by our strategic partnering strategy. We may be unable to enter into future licensing or supply agreements with major pharmaceutical or biotechnology companies. Even if we enter into these agreements, they may not result in sustainable long-term revenues which, when combined with revenues from product sales, could be sufficient for us to operate profitably.

We have a history of losses and may never be profitable. Since our formation in 1985, we have incurred significant annual operating losses and negative cash flow. At September 30, 2001, we had an accumulated deficit of $67 million. $54 million of the accumulated deficit relates to losses incurred in the needle-free segment of our operations. Approximately $13 million of the accumulated deficit relates to losses from our operations to develop the blood glucose monitoring technology. We may never be profitable, which could have a negative effect on our stock price. Historically, our revenues have been derived primarily from licensing and technology fees and from limited product sales. The product sales were principally sales to dealers in order to stock their inventories and to Homecare Management Inc., a company that we no longer sell to. More recently, we have sold our products to end-users, primarily to public health clinics for vaccinations and to nursing organizations for flu immunizations. We have not attained profitability at these sales levels. We may never be able to generate significant revenues or achieve profitability.

We have reduced our sales force and may be unable to penetrate targeted market segments. In late fiscal 1998 and early fiscal 1999, we dramatically reduced our direct product sales force from one national and five district sales managers and we currently have one national sales manager who is focused on specifically targeted market segments. This reduced sales force may not have sufficient resources to adequately penetrate one or more of the targeted market segments. Further, if the sales force is successful in penetrating one or more of the targeted market segments, we are unable to assure you that our products will be accepted in those segments or that product acceptance will result in product revenues which, together with revenues from corporate licensing and supply agreements, will be sufficient for us to operate profitably.

We may never receive future royalties from the blood glucose monitoring technology, which could cause our financial condition to suffer. In May 1999, rather than continue to fund the cost of its development, we entered into negotiations to sell Marathon Medical Technologies Inc.’s blood glucose monitoring technology, and certain fixed assets related to developing the technology, to a third party. The sale was completed on June 30, 1999. The terms of the sale of the blood glucose monitoring technology provide for us to receive a royalty on net sales of future products, if any, which may be developed from the licensed technology. The agreement calls for a royalty of three percent of net sales until we have received total royalty payments of $10 million. The agreement then calls for royalty payments of one percent of net sales thereafter. Future products may never be successfully developed from the blood glucose monitoring technology, and if products are developed, they may not be commercially successful, which would mean that we would receive no future royalties and this could cause our financial condition to suffer.

We will need additional financing in the future, and if we cannot obtain the necessary financing our business could fail. To date, our revenues from operations have not been sufficient to meet our cash requirements. As a result, since our inception in 1985, we have financed our operations, working capital needs and capital expenditures primarily from private placements of securities, exercises of stock options and warrants, proceeds received from our initial public offering in 1986, proceeds received from a public offering of Common Stock in November 1993, licensing and technology revenues, equity investments from Elan and Amgen, proceeds from the sale of the glucose monitoring technology, proceeds received from a private placement of Common Stock in July and August 2000, proceeds received from two private placements of Common Stock in May and June 2001, and through sales of products. We do not have a credit facility. We plan to fund our future cash requirements through revenues, debt, and sales of equity securities. However, we may be unable to obtain the financing sufficient to fund our business activities on favorable terms or at all. Failure to obtain adequate financing would have a material adverse impact on our business. In addition, sale of our equity securities on unfavorable terms to meet our obligations could result in material dilution to the existing shareholders.

We have outstanding convertible preferred stock, which is convertible into Common Stock at prices which may be lower than market price at the time of conversion which could result in dilution to existing Common Stock holders. Our Common Stock is subject to the rights and preferences of the Series A and C Convertible Preferred Stock, which may be converted into Common Stock at prices which may be lower than market price at the time of conversion, causing substantial dilution to existing holders of Common Stock. Each share of Series A and Series C Convertible Preferred Stock is convertible into two shares of Common Stock. In October, 2004, unless it is converted earlier by the holders or redeemed by us, the shares of Series A and C Convertible Preferred Stock and accrued but unpaid dividends on the Series A Convertible Preferred Stock convert automatically into Common Stock.

     We have limited manufacturing experience, and may be unable to produce our products at the unit costs necessary for the products to be competitive in the market, which could cause our financial condition to suffer. We have limited experience manufacturing our products in commercially viable quantities. We have increased our production capacity for the Biojector 2000 system and the Vitajet product line through automation of, and changes in, production methods, in order to achieve savings through higher volumes of production. If we are unable to do so, then our results of operations and financial condition could suffer. The current cost per injection of the Biojector 2000 system and Vitajet product line is substantially higher than that of traditional needle-syringes, our principal competition. A key element of our business strategy has been to reduce the overall manufacturing cost through automating production and packaging. This automation is substantially complete. There can be no assurance that we will achieve sales and manufacturing volumes necessary to realize cost savings from volume production at levels necessary to result in significant unit manufacturing cost reductions. Failure to do so will continue to make competing with needle-syringes on the basis of cost very difficult and will adversely affect our financial condition and results of operations. We may be unable to successfully manufacture devices at a unit cost that will allow the product to be sold profitably. Failure to do so would adversely affect our financial condition and results of operations.

We are subject to extensive government regulation and must continue to comply with these regulations or our business could suffer. Our products and manufacturing operations are subject to extensive government regulation in both the U.S. and abroad. If we cannot comply with these regulations, we may be unable to distribute our products, which could cause our business to suffer or fail. In the U.S., the development, manufacture, marketing and promotion of medical devices are regulated by the Food and Drug Administration (“FDA”) under the Federal Food, Drug, and Cosmetic Act (“FD&C”). In 1987, we received clearance from the FDA under Section 510(k) of the FD&C to market a hand-held CO2-powered needle-free injection system. The FD&C provides that new premarket notifications under Section 510(k) of the FD&C are required to be filed when, among other things, there is a major change or modification in the intended use of a device or a change or modification to a legally marketed device that could significantly affect its safety or effectiveness. A device manufacturer is expected to make the initial determination as to whether the change to its device or its intended use is of a kind that would necessitate the filing of a new 510(k) notification. Although the Biojector 2000 system incorporates changes from the system with respect to which our 1987 510(k) marketing clearance was received and expands its intended use, we made the determination that these were not major changes or modifications in intended use or changes in the device that could significantly affect the safety or effectiveness of the device. Accordingly, we further concluded that the 1987 510(k) clearance permitted us to market the Biojector 2000 system in the U.S. In June 1994, we received clearance from the FDA under 510(k) to market a version of our Biojector 2000 system in a configuration targeted at high volume injection applications. In October 1996, we received 510(k) clearance for a needle-free disposable vial access device. In March 1997, we received additional 510(k) clearance for certain enhancements to our Biojector 2000 system. In June 2000, we received 510(k) clearance for the cool.click, a modified Vitajet. In March 2001, we received 510(k) clearance for the SeroJet, a modified Vitajet. In April 2001, we received 501(k) clearance to market a reconstitution kit and vial injector. The FDA may not concur with our determination that our current and future products can be qualified by means of a 510(k) submission.

     Future changes to manufacturing procedures could require that we file a new 510(k) notification. Also, future products, product enhancements or changes, or changes in product use may require clearance under Section 510(k), or they may require FDA premarket approval (“PMA”) or other regulatory clearances. PMAs and regulatory clearances other than 510(k) clearance generally involve more extensive prefiling testing than a 510(k) clearance and a longer FDA review process. Under current FDA policy, applications involving pre-filled syringes would be evaluated by the FDA as drugs rather than devices, requiring FDA new drug applications or abbreviated new drug applications. Depending on the circumstances, drug regulation can be much more extensive and time consuming than device regulation.

     FDA regulatory processes are time consuming and expensive. Product applications submitted by the Company may not be cleared or approved by the FDA. In addition, our products must be manufactured in compliance with Good Manufacturing Practices as specified in regulations under the FD&C. The FDA has broad discretion in enforcing the FD&C, and noncompliance with the FD&C could result in a variety of regulatory actions ranging from product detentions, device alerts or field corrections, to mandatory recalls, seizures, injunctive actions, and civil or criminal penalties.

If we cannot meet international product standards, we will be unable to distribute our products outside of the United States, which could cause our business to suffer. Distribution of our products in countries other than the U.S. may be subject to regulation in those countries. Failure to satisfy these regulations would impact our ability to sell our products in these countries and could cause our business to suffer. In January 1999, we received certification from TUV Product Services for our quality system, which meets the requirements of ISO 9001 and EN 46001. In November 1999, we received certification from TUV Product Services for the applicable requirements of EC-Directive 93/42/EEC Annex. II.3 Medical Device Directive. This certification allows us to label our products with the CE Mark and sell them in the European Community. We may be unable to continue to meet the standards of ISO 9001 or CE Mark certification.

If the healthcare industry limits coverage or reimbursement levels, the acceptance of our products could suffer. The price of our products exceeds the price of needle-syringes and if coverage or reimbursement levels are reduced, market acceptance of our products could be harmed. The healthcare industry is subject to changing political, economic and regulatory influences that may affect the procurement practices and operations of healthcare facilities. During the past several years, the healthcare industry has been subject to increased government regulation of reimbursement rates and capital expenditures. Among other things, third party payers are increasingly attempting to contain or reduce healthcare costs by limiting both coverage and levels of reimbursement for healthcare products and procedures. Because the price of the Biojector 2000 system and Vitajet product line exceeds the price of a needle-syringe, cost control policies of third party payers, including government agencies, may adversely affect acceptance and use of the Biojector 2000 system and Vitajet product line.

We are highly dependent on third-party relationships, and our business could suffer if we cannot maintain these relationships. We are dependent on third parties for distribution of the Biojector 2000 system to certain market segments, for the manufacture of component parts, and for assistance with the development and distribution of future application-specific systems. If we cannot maintain these relationships, or if the third parties are unable to provide the services we require, our business could suffer.

     Our current manufacturing processes for the Biojector 2000 jet injector and disposable syringes as well as manufacturing processes to produce the Vitajet consist primarily of assembling component parts supplied by outside suppliers. Some of these components are currently obtained from single sources, with some components requiring significant production lead times. In the past, we have experienced delays in the delivery of certain components. To date, such delays have not had a material adverse effect on our operations. We may experience delays in the future, and these delays could have a material adverse effect on our financial condition and results of operations.

     In the past, we have entered into agreements with certain major pharmaceutical or biotechnology companies for development and distribution of needle-free injection systems and for use of our needle-free injection systems in conjunction with the pharmaceutical companies’ products. In all cases to date, these companies have had the right to terminate those agreements at certain phases as defined in the agreements. In several instances, those agreements have been terminated before yielding sustained long-term licensing or product sales revenues. Entering into agreements of this nature is an important part of our overall business strategy. We may be unable to interest any major pharmaceutical or biotechnology companies in entering into such agreements. If interested parties are found, we may be unsuccessful at negotiating and entering into long-term licensing and supply agreements with the interested parties. Further, if such agreements are entered into, there can be no assurance that the companies’ interest and participation in the agreements and projects will continue and result in long-term, sustainable revenues as contemplated by this aspect of our overall business strategy. Failure to enter into future licensing and product supply agreements with major pharmaceutical or biotechnology companies and failure of those future agreements to result in significant, sustainable long-term revenues could adversely affect our financial condition.

If we are unable to manage our growth, our results of operations could suffer. If our products achieve market acceptance or if we are successful in entering into product supply agreements with major pharmaceutical or biotechnology companies, we expect to experience rapid growth. Such growth would require expanded customer service and support, increased personnel, expanded operational and financial systems, and implementing new and expanded control procedures. We may be unable to attract sufficient qualified personnel or successfully manage expanded operations. As we expand, we may periodically experience constraints that would adversely affect our ability to satisfy customer demand in a timely fashion. Failure to manage growth effectively could adversely affect our financial condition and results of operations.

We may be unable to compete in the medical equipment field, which could cause our business to fail. The medical equipment market is highly competitive and competition is likely to intensify. If we cannot compete, our business will fail. Our products compete primarily with traditional needle-syringes, “safety syringes” and also with other alternative drug delivery systems. While we believe our products provide a superior drug delivery method, there can be no assurance that we will be able to compete successfully with existing or newly developed drug delivery products. Many of our competitors have longer operating histories as well as substantially greater financial, technical, marketing and customer support resources. One or more of these competitors may develop an alternative drug delivery system that competes more directly with our products, and our products may be unable to compete successfully with such a product.

We are dependent on a single technology, and if it cannot compete or find market acceptance, our business will suffer. Our strategy has been to focus our development and marketing efforts on our needle-free injection technology. Focus on this single technology leaves us vulnerable to competing products and alternative drug delivery systems. If our technology cannot find market acceptance or cannot compete against other technologies, business will suffer. We perceive that healthcare providers’ desire to minimize the use of the traditional needle-syringe has stimulated development of a variety of alternative drug delivery systems such as “safety syringes,” jet injection systems, nasal delivery systems and transdermal diffusion “patches”. In addition, pharmaceutical companies frequently attempt to develop drugs for oral delivery instead of injection. While we believe that for the foreseeable future there will continue to be a significant need for injections, alternative drug delivery methods may be developed which are preferable to injection.

We rely on patents and proprietary rights to protect our proprietary technology. We rely on a combination of trade secrets, confidentiality agreements and procedures, and patents to protect our proprietary technologies. We have been granted a number of patents in the United States and several patents in other countries covering certain technology embodied in our current jet injection system and certain manufacturing processes. Additional patent applications are pending in the U.S. and certain foreign countries. The claims contained in any patent application may not be allowed, or any patent or our patents collectively may not provide adequate protection for our products and technology. In the absence of patent protection, we may be vulnerable to competitors who attempt to copy our products or gain access to our trade secrets and know-how. In addition, the laws of foreign countries may not protect our proprietary rights to this technology to the same extent as the laws of the U.S. We believe we have independently developed our technology and attempt to ensure that our products do not infringe the proprietary rights of others. We know of no such infringement claims. However, any claims could have a material adverse affect on our financial condition and results of operations.

If our products fail or cause harm, we could be subject to substantial product liability, which could cause our business to suffer. Producers of medical devices may face substantial liability for damages in the event of product failure or if it is alleged the product caused harm. We currently maintain product liability insurance and, to date, have experienced only one product liability claim. There can be no assurance, however, that we will not be subject to a number of such claims, that our product liability insurance would cover such claims, or that adequate insurance will continue to be available to us on acceptable terms in the future. Our business could be adversely affected by product liability claims or by the cost of insuring against such claims.

We are highly dependent on our key employees, and our business could suffer if they were to leave. Our success depends on the retention of our executive officers, Mr. James O’Shea, Mr. John Gandolfo, Mr. Michael Temple, Dr. Richard Stout, Mr. Michael Redmond, and other key employees. Competition exists for qualified personnel and our success will depend, in part, on attracting and retaining qualified personnel. Failure in these efforts could have a material adverse effect on our business, financial condition or results of operations.

There are a large number of shares eligible for sale into the public market in the near future, which may reduce the price of our Common Stock. The market price of our Common Stock could decline as a result of sales of a large number of shares of our Common Stock in the market, or the perception that such sales could occur. We have a large number of shares of Common Stock outstanding and available for resale beginning at various points in time in the future. These sales also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. The shares of our Common Stock currently outstanding will become eligible for sale without registration pursuant to Rule 144 under the Securities Act, subject to certain conditions of Rule 144. Certain holders of our Common Stock also have certain demand and piggyback registration rights enabling them to register their shares under the Securities Act for sale. We have registered approximately 11 million shares for resale on Form S-3 registration statements, including approximately 3.3 million shares issuable upon exercise of warrants and 2.2 million shares issuable upon conversion of preferred stock held by Elan Pharmaceutical Investments, Ltd. In addition, we have approximately 1 million shares of Common Stock reserved for issuance under our stock option plan. As of September 30, 2001, options to purchase approximately 1.3 million shares of Common Stock were outstanding and will be eligible for sale in the public market from time to time subject to vesting. These stock options generally have exercise prices significantly below the current price of our Common Stock. The possible sale of a significant number of these shares may cause the price of our Common Stock to fall.

We may be unable to maintain our listing on Nasdaq, which could cause our stock price to fall and decrease the liquidity of our Common Stock. Our Common Stock is quoted on the Nasdaq SmallCap Market. If we cannot comply with the continuing requirements, we may be delisted which could cause the stock price to fall and decrease the liquidity of our Common Stock for existing shareholders. There are a number of continuing requirements that must be met in order for the Common Stock to remain eligible for quotation on the Nasdaq SmallCap Market. The failure to meet the maintenance criteria in the future could result in the delisting of our Common Stock from Nasdaq. In such event, trading, if any, in the Common Stock may then continue to be conducted in the non- Nasdaq over-the-counter market. As a result, an investor may find it more difficult to dispose of or to obtain accurate quotations as to the market value of our Common Stock. In addition, if the Common Stock were delisted from trading on Nasdaq and the trading price of the Common Stock were less than $5.00 per share, trading in the Common Stock would also be subject to the requirements of certain rules promulgated under the Exchange Act, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock. The additional burdens imposed on broker-dealers may discourage broker-dealers from effecting transactions in penny stocks, which could reduce the liquidity of the shares of Common Stock and thereby have a material adverse effect on the trading market for the securities.

Our stock price may be highly volatile, which increases the risk of securities litigation. The market for our Common Stock and for the securities of other early-stage, small market-capitalization companies has been highly volatile in recent years. This increases the risk of securities litigation relating to such volatility. We believe that factors such as quarter-to-quarter fluctuations in financial results, reduction in the number of outstanding shares due to the recent reverse stock split, new product introductions by us or our competition, public announcements, changing regulatory environments, sales of Common Stock by certain existing shareholders, substantial product orders and announcement of licensing or product supply agreements with major pharmaceutical or biotechnology companies could contribute to the volatility of the price of our Common Stock, causing it to fluctuate dramatically. General economic trends such as recessionary cycles and changing interest rates may also adversely affect the market price of our Common Stock.